EXHIBIT 99.1

Eagle Bancorp Montana Earns $482,000 in Fourth Quarter and $2.4 Million in Fiscal Year 2011; Increases Regular Quarterly Cash Dividend

HELENA, Mont., July 26, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported it earned $482,000, or $0.12 per diluted share, in the fourth fiscal quarter ended June 30, 2011, compared to $537,000, or $0.14 per diluted share, in the fourth quarter a year ago. For all of fiscal 2011, Eagle earned $2.4 million, or $0.62 per diluted share, compared to $2.4 million, or $0.54 per diluted share, a year ago. All per share data has been adjusted to reflect the additional shares issued in the April 5, 2010 stock conversion.

The Company also announced its board of directors has increased its quarterly cash dividend 1.8% to $0.07125 per share, to be paid August 26, 2011 to shareholders of record on August 05, 2011. This marks the eleventh consecutive year that Eagle has increased its quarterly cash dividend.

"We produced strong results for both the quarter and the fiscal year, demonstrating the strength of our banking strategy and our ability to prosper in challenging times," stated Pete Johnson, President and Chief Executive Officer. "We achieved our financial targets for the year by focusing on steady, incremental growth, delivering excellent service to our expanding customer base and maintaining solid asset quality. With our healthy capital levels we are in an excellent position for future growth."

Fourth Quarter Fiscal 2011 Highlights

  Net income was $482,000 or $0.12 per diluted share.
  Net interest margin remained steady at 3.71%.
  Nonperforming assets were $4.1 million, or 1.24% of total assets.
  Nonperforming loans totaled $2.9 million, or 1.57% of total loans.
  Net loans increased 9.42% to $185.5 million at 6/30/11, compared to $169.5 million a year earlier.
  Commercial real estate loans increased 55.2% year-over-year to $64.7 million and now comprise 34.5% of the total loan portfolio.
  Capital ratios remain strong with a Tier 1 leverage ratio of 16.78%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

Net loans increased 9.42% to $185.5 million at June 30, 2011 compared with $169.5 million a year earlier.  The bulk of the net loan increase comes from the commercial real estate loan portfolio which increased 55.2% to $64.7 million compared to $41.7 million a year earlier. Residential mortgage loans decreased 4.12% from the prior year to $70.0 million, commercial loans increased 11.8% to $10.6 million and home equity loans decreased 6.64% to $27.8 million compared to a year ago.

Total assets were $331.1 million at June 30, 2011, compared with $325.7 million a year earlier. Total deposits increased 5.68% to $209.2 million at June 30, 2011 compared to $197.9 million a year earlier. Checking and money market accounts represent 42.0% of total deposits, savings accounts make up 17.6% of total deposits, and CDs comprise 40.4% of the total deposit portfolio.

Shareholders' equity was $52.5 million at June 30, 2011, compared to $52.4 million a year ago. Book value per share was $13.39 per share at June 30, 2011 compared to $12.84 per share a year earlier.

Credit Quality

"We are hopeful that this difficult credit cycle is subsiding as many of our problem credits are in the process of working through the collection and foreclosure cycle," said Clint Morrison, SVP and CFO. "While this process is taking longer than we would like, we remain optimistic as we are seeing a slowdown in the inflow of new problem loans."

Nonperforming loans (NPLs) were $2.9 million, or 1.57% of total loans at June 30, 2011, compared to $2.3 million, or 1.24% of total loans, three months earlier, and $2.8 million, or 1.65% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets were $1.2 million at June 30, 2011 compared to $1.3 million three months earlier and $619,000 at June 30, 2010.

Nonperforming assets (NPAs), consisting of nonperforming loans, other real estate owned (OREO) and other repossessed assets, and loans delinquent 90 days or more, totaled $4.1 million, or 1.24% of total assets, at June 30, 2011, compared to $3.7 million, or 1.09% of total assets in the preceding quarter, and $3.0 million, or 1.05% of total assets a year ago.

The fourth quarter provision for loan losses was $155,000, and Eagle recorded net charge-offs of $6,000. The provision for loan losses was $276,000 in the preceding quarter and $259,000 in the fourth quarter a year ago.  The allowance for loan losses now stands at $1.80 million, or 0.96% of total loans at June 30, 2011, compared to $1.65 million, or 0.88% of total loans at March 31, 2011, and $1.10 million, or 0.64% of total loans a year ago.

Operating Results

"The reduced cost of funds made it possible for us to hold our net interest margin unchanged from the preceding quarter, despite asset yields also decreasing," said Morrison.  The net interest margin was 3.71% in the fourth quarter of fiscal 2011 which was unchanged from the preceding quarter. The net interest margin was 3.42% in the fourth quarter of fiscal 2010. Funding costs for the fourth quarter of 2011 decreased seven basis points compared to the previous quarter while asset yields decreased six basis points compared to the previous quarter. For all of fiscal 2011, Eagle's net interest margin was 3.62%, a 10 basis point increase compared to 3.52% in fiscal 2010.

Net interest income before the provision for loan loss increased 10.7% to $2.8 million in the fourth quarter of fiscal 2011, compared to $2.5 million in the fourth quarter a year ago. For all of fiscal 2011, net interest income before the provision for loan losses increased 10.9% to $10.9 million, compared to $9.8 million a year earlier.

Noninterest income was $786,000 in the fourth quarter of 2011, compared to $873,000 in the fourth quarter a year ago. For the year, noninterest income increased 28.7% to $4.6 million, compared to $3.6 million in fiscal 2010.

"Over the past year, especially in the first half of fiscal 2011, we were successful originating mortgage loans and selling them in the secondary market. As a result, the net gain on sale of loans was $2.2 million in fiscal 2011, a $907,000 increase compared to $1.3 million in fiscal 2010. As loan refinance activity has started to slow, the net gain on sale of loans has returned to more normalized levels and was down slightly during the fourth quarter compared to the preceding quarter," said Morrison. The net gain on sale of loans was $225,000 in fourth quarter of 2011 compared to $301,000 in the fourth quarter a year ago.

For the fourth quarter of fiscal 2011 noninterest expense was $2.7 million, compared to $2.9 million in the preceding quarter and $2.4 million in the fourth quarter a year ago. For the year noninterest expense was up 20.1% to $11.1 million compared with $9.2 million in fiscal 2010. The increase in noninterest expense for the year was primarily due to amortizing and writing-off mortgage servicing rights which totaled $1.2 million for fiscal 2011, compared to $487,000 for fiscal 2010.

Eagle's fourth quarter return on average equity (ROAE) was 3.81% compared to 4.36% for the fourth quarter a year ago. Return on average assets (ROAA) was 0.58% in the fourth quarter compared to 0.66% in the fourth quarter a year ago. For fiscal 2011 the ROAE was 4.50% compared to 6.84% a year earlier and ROAA was 0.73% compared to 0.79% a year earlier.

Capital Management

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure. As part of that transaction it also completed a related stock offering. Following the conversion and offering, Eagle Bancorp Montana became the stock holding company for American Federal Savings Bank, and both Eagle Financial MHC and Eagle Bancorp ceased to exist. The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million. Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged. Stockholders of Eagle Bancorp received 3.8 shares of the Eagle Bancorp Montana's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 16.78% at June 30, 2011.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(audited)
	June 30, 2011	March 31, 2011	June 30, 2010

Assets:
Cash and due from banks	$2,703	$2,134	$2,543
Interest-bearing deposits with banks	1,837	6,982	966
Federal funds sold	5,000	4,951	--
Total cash and cash equivalents	9,540	14,067	3,509
Securities available-for-sale, at market value	102,700	101,702	114,528
Securities held-to-maturity, at cost	--	--	125
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	1,784	926	7,695

Loans:
Residential mortgage (1-4 family)	70,003	71,420	73,010
Commercial loans	10,564	10,640	9,452
Commercial real estate	64,701	63,630	41,677
Construction loans	5,020	4,799	7,016
Consumer loans	9,343	8,725	9,613
Home equity	27,816	28,493	29,795
Unearned loan fees	(176)	(191)	39
Total loans	187,271	187,516	170,602
Allowance for loan losses	(1,800)	(1,650)	(1,100)
Net loans	185,471	185,866	169,502
Accrued interest and dividends receivable	1,558	1,574	1,610
Mortgage servicing rights, net	2,142	2,173	2,337
Premises and equipment, net	16,151	15,993	15,848
Cash surrender value of life insurance	6,900	6,849	6,691

Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,181	1,321	619
Other assets	1,508	1,973	1,117
Total assets	$331,093	$334,602	$325,739

Liabilities:
Deposit accounts:
Noninterest bearing	19,027	19,843	18,376
Interest bearing	190,159	190,833	179,563
Total deposits	209,186	210,676	197,939
Accrued expense and other liabilities	3,371	2,875	2,989
Federal funds purchased	--	--	--
FHLB advances and other borrowings	60,896	62,946	67,224
Subordinated debentures	5,155	5,155	5,155
Total liabilities	278,608	281,652	273,307

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,918,687 outstanding at June 30, 2011, 4,083,127 oustanding at March 31, 2011 and June 30, 2010	41	41	41
Additional paid-in capital	22,110	22,103	22,104
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,722)	(1,764)	(1,889)
Treasury stock, at cost (164,440 shares at June 30, 2011)	(1,796)	--	--
Retained earnings	31,918	31,722	30,652
Accumulated other comprehensive gain	1,934	848	1,524
Total shareholders' equity	52,485	52,950	52,432
Total liabilities and shareholders' equity	$331,093	$334,602	$325,739

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	June 30 2011	March 31 2011	June 30 2010	June 30 2011	June 30 2010
Interest and dividend Income:
Interest and fees on loans	$ 2,785	$ 2,877	$ 2,650	$ 11,279	$ 10,857
Securities available-for-sale	899	890	1,033	3,653	4,003
Securities held-to-maturity	--	--	2	--	11
Interest on deposits with banks	6	6	5	21	27
Total interest and dividend income	3,690	3,773	3,690	14,953	14,898
Interest Expense:
Interest expense on deposits	302	326	475	1,392	2,161
Advances and other borrowings	593	626	636	2,502	2,635
Subordinated debentures	22	22	75	186	300
Total interest expense	917	974	1,186	4,080	5,096
Net interest income	2,773	2,799	2,504	10,873	9,802
Provision for loan losses	155	276	259	948	715
Net interest income after provision for loan losses	2,618	2,523	2,245	9,925	9,087

Noninterest income:
Service charges on deposit accounts	180	156	194	733	765
Net gain on sale of loans	225	333	301	2,187	1,280
Mortgage loan servicing fees	227	215	200	830	770
Net gain on sale of available-for-sale securities	19	--	4	19	33
Net gain (loss) on preferred stock-FASB ASC 825	--	--	--	--	84
Net gain (loss) on sale of OREO	--	(2)	--	(2)	--
Other income	135	242	174	856	661
Total noninterest income	786	944	873	4,623	3,593

Noninterest expense:
Salaries and employee benefits	1,208	1,322	1,213	4,948	4,750
Occupancy and equipment expense	341	342	340	1,346	1,177
Data processing	95	198	108	504	407
Advertising	150	127	99	524	438
Amortization of mortgage servicing fees	125	334	122	1,158	487
Federal insurance premiums	64	66	79	257	275
Postage	27	26	32	123	144
Legal, accounting and examination fees	87	67	82	363	318
Consulting fees	86	36	39	180	170
ATM processing	15	15	20	64	69
Provision for OREO valuation losses	140	--	--	201	--
Other	375	330	255	1,414	996
Total noninterest expense	2,713	2,863	2,389	11,082	9,231

Income before provision for income taxes	691	604	729	3,466	3,449
Provision for income taxes	209	196	192	1,056	1,035
Net income	$ 482	$ 408	$ 537	$ 2,410	$ 2,414

Basic earnings per share*	$ 0.12	$ 0.10	$ 0.14	$ 0.62	$ 0.60
Diluted Earnings per share*	$ 0.12	$ 0.10	$ 0.14	$ 0.62	$ 0.54
Weighted average shares
outstanding (basic EPS)*	3,869,139	3,904,017	3,900,352	3,892,141	4,035,183
Weighted average shares
outstanding (diluted EPS)*	3,908,187	3,904,017	3,925,251	3,901,902	4,465,961

* for periods, June 30, 2010 and earlier, calculated on a converted basis using 3.8 to 1 exchange ratio

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)
	June 30, 2011	March 31, 2011	June 30, 2010
Asset Quality:
Nonaccrual loans	$ 2,939	$ 2,331	$ 2,782
Loans 90 days past due	--	--	29
Restructured loans	--	--	--
Total nonperforming loans	2,939	2,331	2,811
Other real estate owned and other repossed assets, net	1,181	1,321	619
Total nonperforming assets	$ 4,120	$ 3,652	$ 3,430
Nonperforming loans / portfolio loans	1.57%	1.24%	1.65%
Nonperforming assets / assets	1.24%	1.09%	1.05%
Allowance for loan losses / portfolio loans	0.96%	0.88%	0.64%
Allowance / nonperforming loans	61.25%	70.79%	39.13%
Gross loan charge-offs for the quarter	$ 9	$ 28	$ 10
Gross loan recoveries for the quarter	$ 3	$ --	$ 1
Net loan charge-offs for the quarter	$ 6	$ 28	$ 9

Capital Data (At quarter end):
Book value per share	$ 13.39	$ 12.97	$ 12.84
Shares outstanding	3,918,687	4,083,127	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	73.26%	73.64%	67.92%
Return on average assets	0.58%	0.49%	0.66%
Return on average equity	3.81%	3.08%	4.36%
Net interest margin	3.71%	3.71%	3.42%

Profitability Ratios (Year-to-date):
Efficiency ratio *	68.98%	67.53%	66.19%
Return on average assets	0.73%	0.78%	0.79%
Return on average equity	4.50%	4.79%	6.84%
Net interest margin	3.62%	3.61%	3.52%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006

         Clint J. Morrison, SVP and CFO
         (406) 457-4007